Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264145

ARES STRATEGIC INCOME FUND

SUPPLEMENT NO. 5 DATED JUNE 6, 2024

TO THE PROSPECTUS DATED APRIL 26, 2024

This prospectus supplement (“Supplement”) contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Ares Strategic Income Fund (the “Fund”), dated April 26, 2024 (as amended and supplemented to date, the “Prospectus”). This Supplement is part of and should be read in conjunction with the Prospectus. Unless otherwise indicated, all other information included in the Prospectus, or any previous supplements thereto, that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

Effective immediately, the Prospectus is updated as follows to revise certain disclosures in the Prospectus.

UPDATES TO THE PROSPECTUS

The second sentence under the second footnote under the cover page, the second sentence under the first paragraph under “Q: What are the offering and servicing costs?” on Page 16 of the Prospectus, the second sentence under the first footnote under “Fees and Expenses” on Page 21 of the Prospectus, the second sentence under the second footnote under “Use of Proceeds” on Page 59 of the Prospectus and the second sentence under the first paragraph under “Plan of Distribution — Underwriting Compensation — Upfront Sales Loads” on Page 159 of the Prospectus are each deleted in their entirety and replaced with the following:

However, if you buy Class S shares, Class D shares or Class I shares through certain selling agents, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amounts as they may determine, provided that selling agents limit such charges to a 3.5% cap on NAV for Class S shares, a 2.0% cap on NAV for Class D shares and a 2.0% cap on NAV for Class I shares.

The third sentence under the second footnote under the cover page, the fourth sentence under the first paragraph under “Q: What is the difference between the Class S, Class D and Class I Common Shares being offered?” on Page 9 of the Prospectus, the third sentence under the first paragraph under “Q: What are the offering and servicing costs?” on Page 16 of the Prospectus, the third sentence under the first footnote under “Fees and Expenses” on Page 21 of the Prospectus, the third sentence under the second footnote under “Use of Proceeds” on Page 59 of the Prospectus and the third sentence under the first paragraph under “Plan of Distribution — Underwriting Compensation — Upfront Sales Loads” on Page 159 of the Prospectus are each deleted in their entirety throughout the Prospectus.

The third sentence under the first paragraph under “Q: What is the difference between the Class S, Class D and Class I Common Shares being offered?” on Page 9 of the Prospectus is deleted in its entirety and replaced with the following:

In addition, although the Fund does not charge investors an upfront sales load with respect to Class S shares, Class D shares or Class I shares, if you buy Class S shares, Class D shares or Class I shares through certain selling agents, they may directly charge you transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that selling agents limit such charges to a 3.5% cap on NAV for Class S shares, a 2.0% cap on NAV for Class D shares and a 2.0% cap on NAV for Class I shares.

The second to last sentence under the fourth paragraph under “Q: What is the difference between the Class S, Class D and Class I Common Shares being offered?” on Page 10 of the Prospectus and the fourth to last sentence under the fourth paragraph under “Plan of Distribution — General” on Page 158 of the Prospectus are each deleted in their entirety and replaced with the following:

If you are eligible to purchase all three classes of shares, then in most cases you should purchase Class I shares because Class I shares are not subject to any shareholder servicing or distribution fee, which will reduce the NAV or distributions of the other share classes.

The first paragraph under “Description of our Common Shares — Common Shares — Class D Shares” on Page 145 of the Prospectus is deleted in its entirety and replaced with the following:

No upfront selling commissions are paid for sales of any Class D shares, however, if you purchase Class D shares from certain selling agents, they may directly charge you transaction or other fees in such amount as they may determine, provided that selling agents limit such charges to a 2.0% cap on NAV for Class D shares.

The first paragraph under “Description of our Common Shares — Common Shares — Class I Shares” on Page 145 of the Prospectus is deleted in its entirety and replaced with the following:

No upfront selling commissions are paid for sales of any Class I shares, however, if you purchase Class I shares from certain selling agents, they may directly charge you transaction or other fees in such amount as they may determine, provided that selling agents limit such charges to a 2.0% cap on NAV for Class I shares.

The following disclosure is added after the last paragraph under “Plan of Distribution” on page 162 of the Prospectus:

Notice to Prospective Investors in the European Economic Area Member States

Following implementation of the Directive 2011/61/EU on Alternative Investment Fund Managers and other associated legislation, rules and guidance (“AIFMD”), the offering or placement of Common Shares to or with investors domiciled or with a registered office in an European Economic Area (“EEA”) member state may be restricted or prohibited under national law in that EEA member state, or may be permitted only if the investment adviser complies with certain procedural and substantive obligations. The inclusion of an offering legend in respect of any EEA member state does not imply that an offering or placement of Common Shares has been or will be made to or with investors domiciled or with a registered office in that EEA member state; any such offering or placement will be made only where: (i) this is permitted under national law; and (ii) the investment adviser elects to comply with all relevant procedural and substantive obligations relating to the offering or placement of Common Shares.

The AIFMD does not restrict an EEA-based investor from investing in the Fund on its own initiative. This prospectus may be provided to an investor who is domiciled or has a registered office in an EEA jurisdiction in response to an own-initiative request, even where the Common Shares are not otherwise being offered or placed to or with investors based in that EEA member state at the initiative or on behalf of the investment adviser.

Common Shares in the Fund are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail client within the meaning of the Second Markets in Financial Instruments Directive (2014/65/EU), and therefore no Key Information Document (KID) is required to be provided to investors in accordance with Packaged Retail and Insurance-based Investment Products Regulation (No 1286/2014) and the Commission Delegated Regulation (EU) 2017/653.

Notice to Prospective Investors in Belgium

This offering is to be exclusively conducted under applicable private placement exceptions and therefore has not been and will not be notified to, and any other offering material relating to the offering has not been, and will not be approved by the Belgian Financial Services and Markets Authority (Autoriteit voor Financiële Diensten en Markten/Autorité des services et marchés financiers) pursuant to the Belgian laws and regulations applicable to the public offering of securities. Accordingly, this prospectus and any other documents or materials related to the offer or sale, or invitation for subscription or purchase, of Common Shares in the Fund, may not be advertised, offered or distributed in any other way, directly or indirectly, to (i) any person located and/or resident in Belgium other than a professional client within the meaning of the Royal Decree of 19 December 2017 laying down detailed rules on the implementation of the directive on markets in financial instruments or (ii) any person qualifying as a consumer within the meaning of Article I.1 of the Belgian Code of economic law for the purposes of Book VI of the Belgian Code of economic law unless this is in compliance with the relevant provisions of such code and the implementing regulation.

Notice to Prospective Investors in Finland

In Finland, this prospectus may be provided solely to, and Common Shares may be marketed only to Finnish professional investors (as defined in Directive 2014/65/EU and in the Finnish Act on Alternative Investment Fund Managers (laki vaihtoehtorahastojen hoitajista, 7.3.2014/162, as amended, “AIFML”)). Marketing of the Common Shares to Finnish professional investors has been notified to the Finnish Financial Supervisory Authority (“FIN-FSA”) in accordance with Chapter 20, Section 3 of the AIFML and the FIN-FSA has subsequently approved the commencement of such marketing.

Neither the Fund nor the investment adviser is authorized or registered in Finland in accordance with the AIFML. The Fund is not a UCITS fund and therefore its marketing is not subject to the provisions of the Finnish Act on Mutual Funds (sijoitusrahastolaki, 22.2.2019/213, as amended, the “MFA”), and accordingly, prospective investors should acknowledge that this prospectus is not a fund prospectus as meant in the MFA. Furthermore, even if Common Shares were to be construed as “securities” as defined in the Finnish Securities Markets Act (arvopaperimarkkinalaki, 14.12.2012/746, as amended, the “SMA”), based on the exemptions set forth in the SMA, the offering of Common Shares would be exempted from the prospectus requirements of the SMA (based on the marketing being restricted to a limited number of professional clients). Accordingly, prospective investors must acknowledge that this prospectus is not a “prospectus” within the meaning set forth in the SMA.

Prospective investors should also note that neither the Fund nor the investment adviser are investment firms (sijoituspalveluyritys) within the meaning of the Finnish Investment Services Act (sijoituspalvelulaki, 14.12.2012/747, as amended) and are not subject to the supervision of the FIN-FSA. Any prospective investors should acknowledge that they will not be treated as clients of placement agents (if any) engaged by the Fund or the investment adviser in connection with the placement of Common Shares and such placement agents may not be under any duty to safeguard the interests of prospective investors. Furthermore, the Fund is not a property fund as meant in the Finnish Act on Property Funds (kiinteistörahastolaki, 19.12.1997/1173, as amended). This prospectus has been prepared for private information purposes only and it may not be used for, and shall not be deemed, a public offering of Common Shares in Finland. In relation to its use in Finland, this prospectus is strictly for private use by its holder and may not be passed on to third parties or otherwise distributed publicly. This prospectus or any accompanying supplement has not been approved by the FIN-FSA.

Notice to Prospective Investors in Iceland

This prospectus and the information contained herein does not constitute and is not intended to constitute an offer of securities in Iceland and accordingly should not be construed as such. This prospectus has been issued to the recipient, for personal use only. Accordingly, this prospectus may not be used by the recipient for any other purpose nor forwarded to any other person in Iceland (other than employees, agents or consultants in connection with the addressee’s consideration thereof). The Common Shares described in this prospectus may only be offered and sold (as well as resold) in Iceland in accordance with Article 64 of the Icelandic Act No. 45/2020 on Managers of Alternative Investment Funds (the “Icelandic Act”) to a person that is a Professional Investor as defined in Item no. 13 of Subparagraph 1 of Article 4 of the Icelandic MiFID II Act No. 115/2021. Also, any subsequent release, transfer or resale of the Common Shares in Iceland will need to comply with the applicable provisions of the Icelandic Act. Prospective Icelandic investors should consult with their own tax advisors as to the tax consequences of an investment in the Fund.

Notice to Prospective Investors in Ireland

The Common Shares referred to in this prospectus are being marketed to professional investors in Ireland, as defined in the European Union (Alternative Investment Fund Managers) Regulations 2013 (the “Irish AIFMD Regulations”) (each a “Professional Investor”). In no circumstance shall any Common Shares be marketed to any person in Ireland other than a Professional Investor. In particular, no Common Shares are being marketed to retail investors in Ireland, as defined in the Irish AIFMD Regulations. None of (i) the Common Shares, or (ii) any investment therein has been authorised by the Central Bank of Ireland.

In relation to its use in Ireland, this prospectus and the information contained herein are private and confidential and are for the use solely of the person to whom this prospectus is addressed (whose name is endorsed on the front page hereof). If a prospective Irish investor is not interested in making an investment in the Fund, this prospectus should be promptly returned. This prospectus does not, and shall not be deemed to, constitute an invitation to the public in Ireland to purchase Common Shares.

No person receiving a copy of this Prospectus may treat it as constituting an invitation to it to purchase Common Shares or a solicitation to anyone other than the addressee. No Irish investor shall knowingly sell any Common Shares to any other Irish investor.

By your acceptance and use of this prospectus you (a) accept and agree to the foregoing; (b) represent that you are qualified to receive this prospectus; and (c) agree not to copy or circulate this prospectus or any information in them to any other person without the express consent of the Fund.

The offer for sale of Common Shares shall not be made by any person in Ireland otherwise than in conformity with the provisions of the European Union (Markets in Financial Instruments) Regulations 2017 (as amended) and/or the Investment Intermediaries Act 1995 (as amended) and in accordance with any codes, guidance or requirements imposed by the Central Bank of Ireland thereunder.

No action has been taken or arrangement made with the Central Bank of Ireland (the competent authority in Ireland for the purpose of EU Prospectus Regulation (EU) 2017/1129 repealing Directive (2003/71/EC) (the “Prospectus Regulation”)) for the use of this prospectus as an approved prospectus (as defined in the Prospectus Regulation) in Ireland. Accordingly, this prospectus may not contain all the information required where a document is prepared pursuant to the Prospectus Regulation or the laws of the Republic of Ireland or of any EU Member State or EEA Treaty Adherent State that implement the Prospectus Regulation.

Notice to Prospective Investors in Luxembourg

No public offering of Common Shares is being made to investors resident in the Grand Duchy of Luxembourg (“Luxembourg”). Common Shares are being offered only to a limited number of professional investors in Luxembourg and not by way of a general solicitation. The Commission de Surveillance du Secteur Financier of Luxembourg (“CSSF”) has not passed upon the accuracy or adequacy of this prospectus or otherwise approved or authorised the offering of Common Shares to investors resident in Luxembourg. The CSSF has however been notified of the marketing of Common Shares to professional investors resident in Luxembourg in compliance with Article 45 of the law of 12 July 2013 on alternative investment funds managers, as amended, and related CSSF guidance. Material information provided to investors, including information disclosed in the context of meetings relating to offers of securities, shall be disclosed to all investors to whom the offer is exclusively addressed.

Notice to Prospective Investors in the Netherlands

In the Netherlands, if and to the extent applicable, Common Shares will solely be offered, sold, transferred or assigned, as part of their initial distribution or at any time thereafter, to natural persons who or legal entities which are Qualified Investors (gekwalificeerde beleggers) as defined in Section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht (the “FSA”)), as amended from time to time. Common Shares may not otherwise be offered, sold, transferred or delivered, directly or indirectly, in the Netherlands.

Where an offer is made exclusively to Qualified Investors within the meaning of Section 1:1 of the FSA, the Fund and the investment adviser are not under an obligation to publish a prospectus, which has been approved by the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten (AFM)) or by a competent authority of another member state of the European Economic Area in accordance with the EU Prospectus Regulation (EU) 2017/1129 repealing Directive (2003/71/EC).

Notice to Prospective Investors in Norway

The offering of Common Shares in Norway is subject to the offering rules of the Norwegian Alternative Investment Fund Managers Act of 20 June 2014 No. 28 (the “AIFM Act”), implementing the Alternative Investment Fund Managers Directive (AIFMD). The Fund has received the necessary authorisation for marketing to professional investors (as defined in the AIFM Act) in Norway, but is not under supervision by the Financial Supervisory Authority of Norway (Finanstilsynet). Each investor should carefully consider individual tax issues before investing in the Fund. The offer to participate in the subscription contained in this prospectus is only and exclusively directed to the addressees of this offer. The Common Shares will not be offered outside of the exemptions of the prospectus requirements laid down in the Securities Trading Act of 29 June 2007 No. 75, implementing the EU Prospectus Regulation (EU) 2017/1129. Consequently, this prospectus has not been approved by or registered with the Oslo Stock Exchange, the Financial Supervisory Authority of Norway (Finanstilsynet) or the Norwegian Company Registry. This prospectus must not be copied or otherwise distributed by the recipient.

Notice to Prospective Investors in Sweden

This prospectus has not been, nor will it be, registered with or approved by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen). Accordingly, this prospectus may not be made available, nor may Common Shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument).

Swedish investors will be offered to invest in Fund only and other fund vehicles will not be made available to Swedish investors. The investment adviser has obtained, or will as and when applicable obtain, an authorisation from Finansinspektionen to market the Fund in Sweden in compliance with the Act (2013:561) on Managers of Alternative Investment Funds (Sw. lag (2013:561) om förvaltare av alternativa investeringsfonder) (the “Act”). This prospectus will not be made available, nor will Common Shares offered hereunder be marketed and offered for sale, in Sweden to investors not qualifying as professional investors under the Act.

Notice to Prospective Investors in Switzerland

This document and its contents are considered “advertising” for the purposes of the Swiss Federal Act on Financial Services of 15 June 2018, as amended (the “FinSA”).

The documentation of the Fund has not been approved by the Swiss Financial Market Supervisory Authority (“FINMA”) for the offer to non-qualified investors. The Fund can only be offered to institutional and professional investors within the meaning of art. 4 para. 3 and 4 and art. 4 para. 5 and art. 5 para. 1 of the FinSA. An investment in the Fund is therefore only available to, and any advertising is only directed at, institutional and per se professional investors (excluding / including opting-out retail investors) according to FinSA. Therefore, investors do not benefit from protection under the Collective Investment Schemes Act dated June 23, 2006 as amended (the “CISA”) or from supervision by FINMA and an investment in the Fund may carry higher levels of risks. This prospectus may only be used by those persons to whom it has been delivered in connection with the Common Shares and may neither be copied, directly/indirectly distributed, nor made available to other persons. This prospectus does not constitute investment advice.

This prospectus and any offering materials relating to the Fund may only be provided to, and Common Shares offered or sold to: (i) qualified investors, as defined in art. 10 para. 3 CISA (“Qualified Investors”) who are institutional clients (art. 4 para. 3 lit. a-d or art. 4 para. 4 of the FinSA) or professional clients (art. 4 para. 3 lit. e-i, art. 4 para. 5 and art 5 para. 1 of the FinSA); (ii) such other investors requesting the materials at their own initiative and unsolicited by the Fund, the investment adviser or any affiliate thereof, pursuant to Art. 3 para. 6 let. a of the Financial Services Ordinance.

The Fund, the investment adviser and/or its affiliates and people acting on its behalf when offering Common Shares or carrying on activities aimed at the acquisition or disposal of Common Shares in Switzerland may receive compensation for doing so. Persons in receipt of this prospectus and any offering materials relating to the Fund agree to relinquish any right to such compensation. The amount of such compensation will be determined in accordance with the constitutional documents of the Fund. The actual amounts shall be disclosed to investors in the Fund in accordance with such constitutional documents.

The offer of interests in collective investment schemes to Qualified Investors falling within art. 5 para. 1 of the FinSA may be subject to the appointment of a representative and a paying agent in Switzerland. There are reasonable grounds to believe that the Fund would be characterized as a foreign collective investment scheme under Swiss law. As such, where Common Shares are to be offered to Qualified Investors falling within art. 5 para. 1 of the FinSA, the representative and a paying agent in Switzerland identified below have been appointed and disclosures below are made.

Swiss representative:	Mont-Fort Funds AG 63 Chemin Plan-Pra, 1936 Verbier, Switzerland
Swiss paying agent:

Banque Cantonale de Genève

17, quai de l’Ile, 1204 Geneva, Switzerland

Payment for subscription and/or repurchase of Common Shares may be made through the paying agent. A handling commission of 10 basis points (minimum CHF 12.00 and a maximum of CHF 200) based on the counter value of any payment is currently charged by the paying agent and would be charged in addition to the subscription or repurchase amount paid or received. If a subscription or repurchase is made through the paying agent, instructions and money must be received by the paying agent at least 24 hours before the appropriate dealing cut-off time. The amount of handling commission to be paid and the dealing cut-off time may change over time. The Fund or the investment adviser should therefore be contacted for more information on how payment for the subscription and/or repurchase of Common Shares may be processed through the paying agent and how resulting handling commissions may be settled.

Retrocessions:

The Fund, the investment adviser and/or its affiliates may pay retrocessions to third parties as remuneration for distribution activity and / or investor liaison activity in respect of Common Shares in or from Switzerland. This remuneration may be deemed payment for services such as the introduction of potential investors and ongoing intermediation between the Fund, the investment adviser and such potential investors.

Retrocessions are not deemed to be rebates, even if they are ultimately passed on, in full or in part, to investors. Recipients of such retrocessions must ensure transparent disclosure and inform investors, unsolicited and free of charge, about the amount of remuneration they may receive for distribution. On request of the investor, recipients of retrocessions must disclose the amounts they actually receive for distributing the relevant collective investment scheme to the investors concerned.

Rebates:	In respect of distribution in or from Switzerland, the investment adviser and/or its affiliates do not pay any rebates to reduce the fees or costs incurred by the investor and charged to the Fund.
Place where the relevant documents may be obtained:	This prospectus and the Second Amended and Restated Bylaws relating to the Fund as well as the annual report of the Fund (if available) may be obtained free of charge from the Swiss Representative.
Place of performance and jurisdiction:	In respect of the Common Shares distributed in or from Switzerland, the place of performance and jurisdiction is the registered office of the Swiss Representative.

Notice to Prospective Investors in the United Kingdom

Following implementation of the AIFMD, the offering or placement of Common Shares to or with investors domiciled or with a registered office in the United Kingdom (“UK”) may be restricted or prohibited under the law in the UK, or may be permitted only if the investment adviser complies with certain procedural and substantive obligations. The inclusion of this offering legend in respect of the UK does not imply that an offering or placement of Common Shares has been or will be made to or with investors domiciled or with a registered office in the UK; any such offering or placement will be made only where: (i) this is permitted under the law of the UK; and (ii) the investment adviser elects to comply with all relevant procedural and substantive obligations relating to the offering or placement of Common Shares.

Notwithstanding the foregoing paragraph, the AIFMD does not restrict a UK-based investor from investing in the Fund on its own initiative. This prospectus may be provided to an investor who is domiciled or has a registered office in the United Kingdom in response to an own-initiative request, even where the Common Shares are not otherwise being offered or placed to or with investors based in the UK at the initiative or on behalf of the investment adviser.

Common Shares in the Fund are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail client within the meaning of the Second Markets in Financial Instruments Directive (2014/65/EU), as implemented and retained by the UK and amended from time to time, and therefore no Key Information Document (“KID”) is required to be provided to investors in accordance with the Packaged Retail and Insurance-based Investment Products Regulation (No 1286/2014) as implemented and retained by the UK and amended from time to time, and the Commission Delegated Regulation (EU) 2017/653 as implemented and retained by the UK and amended from time to time.

In the UK, this prospectus is being distributed only to and is directed only at (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”) or Article 14(5) of the Financial Services And Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended (the “Promotion of CIS Order”), (ii) high net worth entities falling within Article 49(2) of the Financial Promotion Order or Article 22(2) of the Promotion of CIS Order, and (iii) any other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). Persons who are not relevant persons must not act on or rely on this prospectus or any of its contents. Any investment or investment activity to which this prospectus relates is available only to relevant persons. Recipients in the UK must not distribute, publish, reproduce, or disclose this prospectus, in whole or in part, to any other person.

Any person who is in any doubt about an investment in the Fund should consult an authorised person specialising in advising on participation in unregulated collective investment schemes. It is the responsibility of the prospective investors to satisfy themselves as to full compliance with the relevant laws and regulations of any territory in connection with any application to participate in the Fund, including obtaining any requisite governmental or other consent and adhering to any other formality prescribed in such territory.

Notice to Prospective Investors regarding AML and AM Lux

Ares Management currently conducts its activities through the following advisory entities: Ares Management LLC, which is authorized and regulated by the SEC, Ares Management Limited (“AML”), which is authorized and regulated by the Financial Conduct Authority (the “FCA”) and Ares Management Luxembourg S.à r.l. (“AM Lux”), which is authorized and regulated the Commission de Surveillance du Secteur Financier (“CSSF”).

AML and AM Lux each provide certain investment services to the Fund, its “client” for regulatory purposes, including under the Markets in Financial Instruments Directive (as amended) and all implementing and related legislation (“MiFID II”) (including as implemented and retained in the UK and amended from time to time).

No investor will at any stage become a “client” of AML for regulatory purposes and none of these entities acts on behalf of any investor or is responsible for providing to any investor the protections afforded to a “client” for MiFID II purposes. AML and/or AM Lux will not provide any potential investor with advice and no person has the authority to represent otherwise.

Common Shares are only being offered, to the extent promoted or distributed by AML and/or AM Lux, to investors who are “professional clients” or “eligible counterparties” for the purposes of MiFID II and are not intended for any other persons.

The following disclosure is added after the last paragraph under “Regulation — Compliance with the Sarbanes-Oxley Act of 2002” on Page 176 of the Prospectus:

Certain Securitisation Regulations

The AIFMD regulates the activities of certain private fund managers undertaking fund management activities or marketing interests in alternative investment funds to investors in the EEA or the UK. To the extent the Fund is actively marketed to investors domiciled or having their registered office in the EEA or the UK, Regulation (EU) 2017/2402, including as implemented and retained by the UK following its departure from the EU and amended from time to time (the “EU Securitisation Regulation”), may prohibit the Fund from acquiring securitization positions which do not comply with the European Union’s (“EU”) risk retention criteria, where the securities / instruments of such securitizations were issued on or after January 1, 2019. The EU’s or UK’s risk retention criteria for securitizations may not be aligned with the criteria for securitizations under the laws of other jurisdictions, where such laws exist, including under U.S. law. This could result in the Fund being prohibited from acquiring positions in certain securitizations or similar structures, whether originated in the EU or UK or otherwise, notwithstanding that such transactions would otherwise be permitted in accordance with the Fund’s investment strategy / restrictions.

The UK Securitisation Regulations were revised on November 28, 2023 to take non-UK AIFs (who have registered funds for marketing under the National Private Placement Rules in the Alternative Investment Fund Managers Regulation 2013 (UK)) out of scope if they are an institutional investor (but other direct obligations continue to apply).

Sub-section (l) of section 11.C under “Subscription Agreement” on page A-10 of the Prospectus and sub-section (l) of section 11.C under “Subscription Agreement — RIAs” on page A-25 of the Prospectus are each deleted in its entirety and replaced with the following:

Additionally, I acknowledge that the Class S shares, Class D shares and Class I shares will be subject to upfront placement fees or brokerage commissions of up to 3.5% of NAV for Class S shares, 2.0% of NAV for Class D shares and 2.0% of NAV for Class I shares. Class S and D shares are subject to a distribution and shareholder servicing fee equal to up to 0.85% per annum of the aggregate NAV of the respective outstanding Class S shares, and with respect to the D shares, an amount equal to up to 0.25% per annum of the aggregate NAV of the outstanding Class D shares. These fees will reduce the amount of the purchase price that is available for investment and will cause the per share purchase price to be greater than the estimated value per share that will be reflected on my account statement (by broker dealers reporting a valuation calculated in accordance with FINRA Rule 2331(c)(1)(A) relating to net investment valuation guidelines). These fees may also reduce the amount of distributions that are paid with respect to Class S and D shares.

Please retain this Supplement with your Prospectus.